Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Susan Presutti
Phone: (860) 408-5493

SIMSBURY BANK ELECTS

MICHAEL NICASTRO TO ITS BOARD

SIMSBURY, CT. – June 22, 2011 – Simsbury Bank, a subsidiary of SBT Bancorp (OTCBB: SBTB) is pleased to announce that its Board of Directors has elected Michael D. Nicastro as a Director.

“We are delighted to bring Mike’s extensive banking technology, marketing and Central Connecticut business experience to our Board,” said Simsbury Bank Board Chairman Robert J. Bogino.  “Mike shares Simsbury Bank’s dedication to providing families and businesses with the financial products and services they require to meet their goals.”

Martin J. Geitz, President and CEO of Simsbury Bank, said, “The management of Simsbury Bank has worked with Mike since 1995 in his various roles at Open Solutions, Inc.(“OSI”) Simsbury Bank’s core system provider, and his more recent role as head of the Bristol based Central Connecticut Chambers of Commerce.  Mike’s entrepreneurial gifts, his commitment to a healthy business environment and deep understanding of the difference that community banks make in creating a vibrant economy will help Simsbury Bank continue to fulfill its mission.”

Mr. Nicastro said, “I am delighted to join Simsbury Bank’s board of directors.  Since Simsbury Bank became OSI’s first customer in 1995, I have enjoyed working with many people at the Bank.  I know the Bank’s management and staff to be dedicated to bringing economic growth and opportunity to the families, businesses and communities it serves.  The Bank’s commitment to being a trusted advisor and provider of quality financial solutions to families and businesses through good as well as difficult economic times is a solid foundation for future growth.  I am honored to work with Simsbury Bank in this new capacity.”

Mr. Nicastro has been President of the Central Connecticut and Greater Bristol Chambers of Commerce since January 2009.  Prior that that position, Mr. Nicastro served as Senior Vice President and Chief Marketing Officer of Open Solutions, Inc. from its earliest days in 1994.  Mr. Nicastro also serves as a director of Continuity Control of New Haven that provides regulatory compliance process solutions to community banks.  His entire career has been in financial services and related technology including with NCR Corporation, Citicorp and the former Bristol Savings Bank.  Mr. Nicastro and his wife live in Bristol, Connecticut.

Simsbury Bank is an independent, local bank for consumers and businesses.  The Bank has over $300 million in assets.  The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; loan originators throughout central Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking.  The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC.  Simsbury Bank is wholly owned by publicly traded SBT Bancorp, Inc. Its stock is traded over-the-counter under the ticker symbol of OTCBB: SBTB.  For more information, visit www.simsburybank.com.

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